Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Inverness Medical Innovations, Inc.
Waltham, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Inverness Medical Innovations, Inc. (the “Company”), of our reports dated March 14, 2006, relating to the consolidated financial statements and the effectiveness of Inverness Medical Innovations, Inc.’s internal control over financial reporting of Inverness Medical Innovations, Inc. and subsidiaries, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP
Boston, Massachusetts
May 30, 2006